UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 29, 2010

MDU Resources Group, Inc.
(Exact name of registrant as specified in its charter)
Delaware	1-3480	41-0423660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 West Century Avenue P.O. Box 5650 Bismarck, North Dakota 58506-5650 (Address of principal executive offices) (Zip Code) Registrant’s telephone number, including area code: (701) 530-1000

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 11, 2010, the Board of Directors (the “Board”) of MDU Resources Group, Inc. (the “Company”) approved an amendment to Section 3.02 of the Company’s Bylaws to increase the mandatory retirement age for directors who are not officers of the Company from age 70 to age 74, effective November 11, 2010.  Section 3.02 of the Bylaws, as amended, provides that a person who is not an officer of the Company shall be ineligible to serve as a director beyond the first regular meeting of the Board after the date the director has reached age 74.  Section 3.02 of the Bylaws, as amended, is filed as Exhibit 3.1 hereto.  Section 3.02 of the Bylaws, as amended, marked to show changes from the prior provision is filed as Exhibit 3.2 hereto.

Item 8.01                      Other Events.

Long-Term Performance-Based Incentive Plan Performance Measures

On November 9, 2010, the Compensation Committee (the “Committee”) of the Board of the Company recommended, and on November 11, 2010, the Board approved, an amendment to the MDU Resources Group, Inc. Long-Term Performance-Based Incentive Plan (the “LTIP”) to add safety and sustainability as additional measures available for use in establishing performance goals.  This amendment is subject to stockholder approval at the 2011 annual meeting of stockholders, at which meeting stockholders will be asked to approve of the material terms of the performance goals in the LTIP for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Executive Stock Ownership Requirements

On November 9, 2010, the Committee approved amendments to the stock ownership guidelines for executives.  As amended, the MDU Resources Group, Inc. Stock Ownership Policy for Executives provides that executives who participate in the LTIP are required, rather than expected, to own Company common stock equal to a multiple of their base salaries, ranging from one to four times base salary depending on the executive’s salary grade.

Executives are required to reach the stock ownership multiple within five years of their initial participation in the LTIP or promotion with a significant increase in base salary.  Unvested performance shares and other unvested equity awards will not be considered in ownership calculations.

Compliance with this requirement will be determined based on the closing sale price of Company common stock on the last trading day of the year and base salary at December 31 of each year.  The Committee may, in its sole discretion, grant an extension of time to meet the ownership requirements or take such other action as it deems appropriate to enable the executive to achieve compliance with the policy.

Director Stock Ownership Requirements

On November 9, 2010, the Committee recommended, and on November 11, 2010, the Board approved an amendment to the MDU Resources Group, Inc. Corporate Governance Guidelines to provide that directors are required, rather than expected, to own Company common stock equal in value to five times their annual cash retainers.  Directors have five years beginning January 1 after their initial election to the Board to satisfy the stock ownership requirement.

Mandatory Holding Period

On November 9, 2010, the Committee recommended, and on November 11, 2010, the Board approved amendments to the MDU Resources Group, Inc. Executive Compensation Policy for 2011, which include a mandatory holding period.  As amended, the policy requires executives to retain 50% of the net after-tax shares that are earned pursuant to long-term incentive awards until the earlier of (i) the end of the two-year period commencing on the date any shares earned under the award are issued and (ii) the executive’s termination of employment.  The mandatory holding period will apply to long-term incentive awards granted in 2011 and thereafter.

Report on Management of Coal Combustion Waste

At the Company’s 2010 annual meeting of stockholders, a stockholder proposal requesting that the Company prepare a report on coal combustion waste received the affirmative vote of approximately 34% of the common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal.  On November 16, 2010, the Company issued a report on coal combustion waste, which is available at http://www.mdu.com/Documents/Corporate%20Responsibility/2010_CoalAshRpt.pdf.

Report on Hydraulic Fracturing

On October 29, 2010, the Company issued a report on its management of the hydraulic fracturing process to address concerns, which have recently been raised by the investor community, about the oil and natural gas production industry’s use of this process.  The report is available at http://www.mdu.com/CorporateResponsibility/Documents/HydraulicFracturingReport.pdf.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit

3.1	Section 3.02 of the Bylaws of MDU Resources Group, Inc., as amended November 11, 2010
3.2	Section 3.02 of the Bylaws of MDU Resources Group, Inc., as amended November 11, 2010, marked to show changes from the Bylaws as last amended on August 12, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 16, 2010

MDU Resources Group, Inc.

By:	/s/ Paul K. Sandness
Paul K. Sandness
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Section 3.02 of the Bylaws of MDU Resources Group, Inc., as amended November 11, 2010
3.2	Section 3.02 of the Bylaws of MDU Resources Group, Inc., as amended November 11, 2010, marked to show changes from the Bylaws as last amended on August 12, 2010